CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Reports to Shareholders of John Hancock Allocation Core Portfolio, Allocation Growth + Value Portfolio, Classic Value Fund, Classic Value Fund II, Core Equity Fund, International Classic Value Fund, Large Cap Select Fund and U.S. Global Leaders Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
April 24, 2007